                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No.  1  )*
                                           -----

                                  VIRYANET LTD
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                     M97540
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      / /   Rule 13d-1(b)

      / /   Rule 13d-1(c)

      /X/   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                               Page 1 of 11 Pages

----------------------                           -----------------------------
CUSIP NO. M97540                 13 G                  Page 2 of 11 Pages
----------------------                           -----------------------------

-------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             BESSEMER VENTURE PARTNERS IV L.P. ("BVP IV")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:    11-3298115
-------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) /X/     (b) / /
-------------------------------------------------------------------------------
3            SEC USE ONLY
-------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
-------------------------------------------------------------------------------
    NUMBER OF      5   SOLE VOTING POWER
     SHARES            336,075 shares, except that Deer IV, the general partner
  BENEFICIALLY         of BVP IV, and William T. Burgin ("Burgin"), Robert H.
  OWNED BY EACH        Buescher ("Buescher"), David J. Cowan ("Cowan")  and
    REPORTING          G. Felda Hardymon ("Hardymon"), the managers of Deer IV,
     PERSON            may be deemed to have shared power to vote these shares.
      WITH
                   ------------------------------------------------------------
                   6   SHARED VOTING POWER
                       See response to row 5.
                   ------------------------------------------------------------
                   7   SOLE DISPOSITIVE POWER
                       336,075 shares, except that Deer IV, the general partner
                       of BVP IV, and Burgin, Buescher, Cowan and Hardymon, the
                       managers of Deer IV, may be deemed to have shared power
                       to dispose of these shares.
                   ------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER
                       See response to row 7.
-------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                      336,075
-------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                      / /
-------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9         1.53%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON                                PN
--------------------------------------------------------------------------------

----------------------                           -----------------------------
CUSIP NO. M97540                 13 G                  Page 3 of 11 Pages
----------------------                           -----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             DEER IV & CO. LLC ("DEER IV")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:    11-3298116
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) /X/     (b) / /
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ -------------------------------------------------------------------
    NUMBER OF      5   SOLE VOTING POWER
     SHARES            771,558 shares, except that Burgin, Buescher, Cowan
  BENEFICIALLY         and Hardymon, the managers of Deer IV, may be deemed
  OWNED BY EACH        to have shared power to vote these shares.
    REPORTING      ------------------------------------------------------------
     PERSON        6   SHARED VOTING POWER
      WITH             See response to row 5.
                   ------------------------------------------------------------
                   7   SOLE DISPOSITIVE POWER
                       771,558 shares, except that Burgin, Buescher, Cowan and
                       Hardymon, the managers of Deer IV, may be deemed to have
                       shared power to dispose of these shares.
                   ------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER
                       See response to row 7.
-------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                      771,558
-------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                      / /
-------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9         3.52%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON                                PN
--------------------------------------------------------------------------------

----------------------                           -----------------------------
CUSIP NO. M97540                 13 G                  Page 4 of 11 Pages
----------------------                           -----------------------------

-------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             BESSEC VENTURES IV L.P. ("BESSEC IV")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:    11-3408591
-------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) /X/     (b) / /
-------------------------------------------------------------------------------
3            SEC USE ONLY
-------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
-------------------------------------------------------------------------------
    NUMBER OF      5   SOLE VOTING POWER
     SHARES            295,641 shares, except that Deer IV, the general partner
  BENEFICIALLY         of Bessec IV, and Burgin, Buescher, Cowan and Hardymon,
  OWNED BY EACH        the managers of Deer IV, may be deemed to have shared
    REPORTING          power to vote these shares.
     PERSON        ------------------------------------------------------------
      WITH         6   SHARED VOTING POWER
                       See response to row 5.
                   ------------------------------------------------------------
                   7   SOLE DISPOSITIVE POWER
                       295,641 shares, except that Deer IV, the general partner
                       of Bessec IV, and Burgin, Buescher, Cowan and Hardymon,
                       the managers of Deer IV, may be deemed to have shared
                       power to dispose of these shares.
                   ------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER
                       See response to row 7.
-------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                      295,641
-------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                      / /
-------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9         1.35%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON                                PN
--------------------------------------------------------------------------------

----------------------                           -----------------------------
CUSIP NO. M97540                 13 G                  Page 5 of 11 Pages
----------------------                           -----------------------------


-------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             BESSEMER VENTURE INVESTORS L.P. ("BVI LP")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:    11-3352639
-------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) /X/     (b) / /
-------------------------------------------------------------------------------
3            SEC USE ONLY
-------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
-------------------------------------------------------------------------------
    NUMBER OF      5   SOLE VOTING POWER
     SHARES            67,204 shares, except that Deer IV, the general partner
  BENEFICIALLY         of BVI LP, and Burgin, Buescher, Cowan and Hardymon,
  OWNED BY EACH        the managers of Deer IV, may be deemed to have shared
    REPORTING          power to vote these shares.
     PERSON        ------------------------------------------------------------
      WITH         6   SHARED VOTING POWER
                       See response to row 5.
                   ------------------------------------------------------------
                   7   SOLE DISPOSITIVE POWER
                       67,204 shares, except that Deer IV, the general partner
                       of BVI LP, and Burgin, Buescher, Cowan and Hardymon,
                       the managers of Deer IV, may be deemed to have shared
                       power to dispose of these shares.
                   ------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER
                       See response to row 7.
-------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                      67,204
-------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                      / /
-------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9         0.3%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON                                PN
--------------------------------------------------------------------------------

----------------------                           -----------------------------
CUSIP NO. M97540                 13 G                  Page 6 of 11 Pages
----------------------                           -----------------------------


ITEM 1(a).   NAME OF ISSUER:
             ---------------

             Viryanet Ltd

ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             ------------------------------------------------


             5 Kiryat Hamada Street
             Science Based Industries Campus
             P.O. Box 23052
             Har Hotzvim, Jerusalem
             Israel

ITEM 2.

             (a), (b) and (c) Name of Person Filing, Address of Principal Business Office and Citizenship:

             This statement is filed by Bessemer Venture Partners IV L.P. ("BVP IV"), a Delaware limited partnership having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York, 11590, Bessec Ventures IV, L.P. ("Bessec IV"), a Delaware limited partnership having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York, 11590, and Bessemer Venture Investors L.P. ("BVI LP"), a Delaware limited partnership having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York, 11590.

             This statement is also filed by Deer IV & Co. LLC, a Delaware limited liability company ("Deer IV") whose managers are Robert H. Buescher, William T. Burgin, G. Felda Hardymon and David J. Cowan, who are all United States citizens and who all may be deemed to have shared voting and dispositive power with respect to shares beneficially owned by Deer IV. Deer IV is the general partner of BVP IV, Bessec IV and BVI LP and has its principal office at 1400 Old Country Road, Suite 407, Westbury, New York, 11590. Mr. Cowan's principal address is 535 Middlefield Road, Suite 245, Menlo Park, CA, 94025. Mr. Buescher's principal business address is 1400 Old Country Road, Suite 407, Westbury, New York, 11590. The other managers' principal business address is 83 Walnut Street, Wellesley Hills, MA 02181.


ITEM 2(d).   TITLE OF CLASS OF SECURITIES:
             -----------------------------

             Common Stock

ITEM 2(e).   CUSIP NUMBER:
             -------------

             M97540

ITEM 3.

             NOT APPLICABLE

----------------------                           -----------------------------
CUSIP NO. M97540                 13 G                  Page 7 of 11 Pages
----------------------                           -----------------------------


ITEM 4.      OWNERSHIP:
             ----------

The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2001:

(a)      AMOUNT BENEFICIALLY OWNED:
         -------------------------

         See Row 9 of cover page for each Reporting Person.


(b)      PERCENT OF CLASS:
         ----------------

         See Row 11 of cover page for each Reporting Person.


(c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
         --------------------------------------------

         Sole power to vote or to direct the vote:

                  See Row 5 of cover page for each Reporting Person.



         Shared power to vote or to direct the vote:

                  See Row 6 of cover page for each Reporting Person.


         Sole power to dispose or to direct the disposition of:

                  See Row 7 of cover page for each Reporting Person.


         Shared power to dispose or to direct the disposition of:

                  See Row 8 of cover page for each Reporting Person.

----------------------                           -----------------------------
CUSIP NO. M97540                 13 G                  Page 8 of 11 Pages
----------------------                           -----------------------------


ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
             ---------------------------------------------

             If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
             ---------------------------------------------------------------

             Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
             -------------------------------------------------------------------

             Not applicable.


ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
             ----------------------------------------------------------

             Not applicable


ITEM 9.      NOTICE OF DISSOLUTION OF GROUP:
             -------------------------------

             Not applicable


ITEM 10.     CERTIFICATION:
             -------------

             Not applicable

----------------------                           -----------------------------
CUSIP NO. M97540                 13 G                  Page 9 of 11 Pages
----------------------                           -----------------------------



                                   SIGNATURES

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 2002


                                     BESSEMER VENTURE PARTNERS IV L.P.


                                     By: Deer IV & Co. LLC, General Partners


                                     By: /S/  J. EDMUND COLLOTON
                                         ------------------------------------
                                         J. Edmund Colloton
                                         Authorized Officer


                                     BESSEC VENTURES IV, L.P.


                                     By: Deer IV & Co. LLC, General Partners


                                     By: /S/  J. EDMUND COLLOTON
                                         ------------------------------------
                                         J. Edmund Colloton
                                         Authorized Officer


                                     BESSEMER VENTURE INVESTORS, L.P.


                                     By: Deer IV & Co. LLC, General Partners


                                     By: /S/  J. EDMUND COLLOTON
                                         ------------------------------------
                                         J. Edmund Colloton
                                         Authorized Officer


                                     DEER IV & Co. LLC


                                     By: /S/  J. EDMUND COLLOTON
                                         ------------------------------------
                                         J. Edmund Colloton
                                         Authorized Officer

----------------------                           -----------------------------
CUSIP NO. M97540                 13 G                 Page 10 of 11 Pages
----------------------                           -----------------------------



                                  EXHIBIT INDEX



                                                                                        Found on
                                                                                      Sequentially
EXHIBIT                                                                               Numbered Page
-------                                                                               -------------
Exhibit A:  Agreement of Joint Filing                                                       11

----------------------                           -----------------------------
CUSIP NO. M97540                 13 G                 Page 11 of 11 Pages
----------------------                           -----------------------------



                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

             The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Viryanet LTD shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

             Date:  February 14, 2002


                                     BESSEMER VENTURE PARTNERS IV L.P.


                                     By: Deer IV & Co. LLC, General Partners


                                     By: /S/  J. EDMUND COLLOTON
                                        -------------------------------------
                                        J. Edmund Colloton
                                        Authorized Officer


                                     BESSEC VENTURES IV, L.P.


                                     By: Deer IV & Co. LLC, General Partners


                                     By: /S/  J. EDMUND COLLOTON
                                         ------------------------------------
                                         J. Edmund Colloton
                                         Authorized Officer


                                     BESSEMER VENTURE INVESTORS, L.P.


                                     By: Deer IV & Co. LLC, General Partners


                                     By: /S/  J. EDMUND COLLOTON
                                        -------------------------------------
                                        J. Edmund Colloton
                                        Authorized Officer


                                     DEER IV & Co. LLC


                                     By: /S/  J. EDMUND COLLOTON
                                         ------------------------------------
                                         J. Edmund Colloton
                                         Authorized Officer